Exhibit 10.3

January 11, 2009

James V. Mazzo

RE: Employment Agreement

Dear Mr. Mazzo:

As you know, Abbott Laboratories (“Abbott”) and your employer, Advanced Medical Optics, Inc. (“AMO”) intend to enter into an Agreement and Plan of Merger (“Merger Agreement”), pursuant to which AMO will become a wholly-owned subsidiary of Abbott.

Abbott views you as an integral part of its and AMO’s operations after the close of the transactions contemplated by the Merger Agreement, and we look forward to working with you. Abbott is pleased to confirm our offer of continued employment with AMO and, as we discussed, we would like to offer you some additional monetary and equity incentive to stay with us.

The terms of this employment and retention agreement (“Agreement”), including your acceptance, are contingent upon the Closing (as defined in the Merger Agreement) and become effective at the Effective Time of the Merger (as defined in the Merger Agreement).

This Agreement supersedes the terms of your employment with AMO, including specifically the terms of your Employment Agreement with AMO, dated January 18, 2002, and the July 31, 2008 amendment, except with respect to Article 8 of such agreement, which will remain in full force and effect.

I.	POSITION

Senior Vice President, President, AMO

II.	REPORTING TO

Executive Vice President, Medical Devices

III.	COMPENSATION

BASE SALARY

Your initial base salary will be an annual rate of US $775,000. Future salary increases will be based on merit according to your overall performance and in line with Abbott’s performance and merit criteria and in accordance with other similarly situated officers of Abbott beginning in 2010.

INCENTIVE COMPENSATION

In this position, you will participate in Abbott’s Performance Incentive Plan (“PIP”). Your participation target will be 100% of your base salary in accordance with other similarly situated officers of Abbott. The actual amount of the incentive compensation will depend upon your accomplishment of agreed upon individual goals, as well as your business unit’s and company performance. Your participation in PIP will be governed by the terms of the Plan.

LONG-TERM INCENTIVES

Beginning in 2010, you will be eligible to receive, on the same basis as other similarly situated officers of Abbott, long-term incentives, as determined from time to time by Abbott. Your receipt of Abbott’s long-term incentives will be governed by the terms of Abbott’s Incentive Stock Program.

RESTRICTED STOCK / RETENTION GRANT

As soon as practicable following the Effective Time of the Merger, you will be awarded 30,000 shares of Abbott stock, which will vest ratably over three years. You will receive a separate agreement letter with the details of the award.

As soon as practicable following the Effective Time of the Merger, you will be awarded 20,000 shares of Abbott stock, which will vest after 18 months of employment. You will receive a separate agreement letter with the details of the award.

These awards and any future Abbott equity awarded to you will be subject to the terms of the relevant Abbott program or agreement.

IV.	SIGNING AND RETENTION COMPENSATION

A. You will receive a lump sum payment in an amount equal to $2,325,000 at the Effective Time of the Merger. You will be grossed-up for taxes for the aforementioned payment to the extent you would be grossed-up under the terms of Article 8 of your Employment Agreement with AMO.

B. You will receive an additional lump sum payment in an amount equal to $2,325,000, plus an additional gross-up amount for taxes as contemplated under Article 8 of your Employment Agreement with AMO (the “Second Payment”), if (1) you remain an employee of Abbott or AMO as of the six- month anniversary of the Effective Time of the Merger, (2) your employment is terminated by Abbott or AMO prior to the six-month anniversary of the Effective Time of the Merger for any reason, other than as a result of a Discharge for Cause (as such term is defined in your Employment Agreement with AMO) or (3) your employment is terminated by you prior to the six-month anniversary of the Effective Time of the Merger in a Voluntary Resignation for Good Reason (as such term is defined in your Employment Agreement with AMO, except that a substantial diminution or adverse modification in your reporting relationship shall not constitute Good Reason). In any event, the Second Payment will be payable if your termination prior to the six-month anniversary of the Effective Time of the Merger is due to your death or disability. The Second Payment will be paid to you within 5 days of the date on which you become entitled to receive it as described above.

C. You will receive an additional lump sum payment in an amount equal to $1,500,000, plus an additional gross-up amount such that, after the payment by you of all applicable taxes on the amounts payable to you under this paragraph C, you will retain such $1,500,000 amount (the “Third Payment”), on the first anniversary of the Effective Time of the Merger if you remain an employee of Abbott or AMO as of such date. If your employment terminates for any reason prior to the first anniversary of the Effective Time of the Merger, you will not be entitled to receive the Third Payment.

D. You will receive an additional lump sum payment in an amount equal to $1,500,000, plus an additional gross-up amount such that, after the payment by you of all applicable taxes on the amounts payable to you under this paragraph D, you will retain such $1,500,000 amount (the “Fourth Payment”), on the eighteen-month anniversary of the Effective Time of the Merger if you remain an employee of Abbott or AMO as of such date. If your employment terminates for any reason prior to the eighteen-month anniversary of the Effective Time of the Merger, you will not be entitled to receive the Fourth Payment.

V.	ADDITIONAL BENEFITS

You will be eligible to receive, on the same basis as other similarly situated executives of Abbott and AMO, those benefits for which such similarly situated executives of Abbott and AMO are from time to time generally eligible, as determined from time to time by Abbott.

Abbott will assume responsibility for the lease payments of $1,013.00 per month and reasonable expenses on your current company car until the earlier of (i) June 30, 2011 or (ii) the time at which you cease to be an employee of Abbott or AMO. The tax treatment for this benefit will be handled in accordance with company car benefits for similarly situated officers of Abbott, as determined from time to time by Abbott. If you remain an employee of Abbott or AMO after June 30, 2011, Abbott will provide a company car to you in the same manner provided to similarly situated officers of Abbott, as determined from time to time by Abbott, so long as you remain an employee of Abbott or AMO.

You will be eligible for up to $10,000.00 annually for the services of personal financial planning, tax preparation, estate planning, and counseling. You will be responsible for taxes on the income attributable to this benefit.

VI.	MISCELLANEOUS

This Agreement is contingent on your signing a standard Abbott Employee Agreement.

This Agreement will be governed by, construed and interpreted in accordance with the laws of the State of Illinois, without regard to its principles of conflicts of laws.

This Agreement contains the entire agreement between you and Abbott and/or AMO concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you, Abbott, and/or AMO with respect hereto. This Agreement may not be modified or amended except by a writing signed by each of you, Abbott and AMO. At the Effective Time of the Merger, your Employment Agreement with AMO, dated January 18, 2002, and the July 31, 2008 amendment will terminate and you will have no further rights under such agreement, except with respect to Article 8 of such agreement, which will remain in full force and effect.

This Agreement shall be binding on (a) you and your estate and legal representatives and (b) Abbott and AMO, and their respective successors and assigns.

This Agreement shall become effective at the Effective Time of the Merger. Notwithstanding any provision of this Agreement to the contrary, this Agreement is contingent upon the occurrence of the completion of the Merger pursuant to the Merger Agreement. In the event that the Merger pursuant to the Merger Agreement does not occur, this Agreement shall be null and void and shall have no further effect.

Any amounts payable under this Agreement will be subject to all federal, state, city or other taxes as are required to be withheld pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, neither Abbott nor AMO will be obligated to guarantee any particular tax result for you with respect to any payment provided to you under this Agreement, and you will be responsible for any taxes imposed on you with respect to any such payment.

You will be employed at will, meaning Abbott, AMO or you may terminate the employment relationship at any time, with or without notice, and for any reason or no reason at all. This Agreement will terminate upon the termination of your employment for any reason.

Jim, all of us are excited to have you join Abbott and continue to lead the AMO business. Please feel free to contact Tim Richmond, divisional vice president, compensation and benefits at 847-938-6036 or me with any questions.

Very truly yours,

ABBOT LABORATORIES

By:	/s/ Thomas C. Freyman
Name:	Thomas C. Freyman
Title:	Executive Vice President, Finance & Chief Financial Officer

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ James O. Rollans
Name:	James O. Rollans
Title:	Director

Agreed and Accepted:

/s/ James V. Mazzo
James V. Mazzo